UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
                         Commission File Number: 1-15049

                        FBR ASSET INVESTMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                             1001 NINETEENTH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 469-1000
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                              (Title of each class
                       of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [ ]          Rule 12h-3(b)(2)(ii)       [ ]
                                        Rule 15d-6                 [ ]


    Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, FBR Asset Investment Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: March 31, 2003

                              FBR ASSET INVESTMENT CORPORATION


                              By:        /s/  Eric F. Billings
                                 ______________________________________
                                 Name:   Eric F. Billings
                                 Title:  Chairman and Chief Executive Officer